EXHIBIT 16.2


BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

                                                              High Ridge Commons
                                                                Suites 400 - 403
                                                     200 Haddonfield Berlin Road
                                                             Gibbsboro, NJ 08026




February 22, 2006


Mr. Larry Liu
Chief Executive Officer
401 Rosemont Ave., FITCI
Frederick, MD 21701

Dear Mr. Liu:

This is to confirm that the client-auditor relationship between Cybrdi, Inc. (Commission File Number 09081) and Bagell, Josephs, Levine & Company, L.L.C. has ceased due to a lack of communication from the Company.


Sincerely,



Bagell, Josephs, Levine & Company, L.L.C.



CC:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 5546
         100 F Street, N.E.
         Washington, DC 20549